Exhibit 10.55

AMENDMENT NO. 1 TO

THE NEIMAN MARCUS GROUP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective January 1, 2009)

Pursuant to Section 6.1 of The Neiman Marcus Group, Inc. Supplemental Executive Retirement Plan (Amended and Restated Effective January 1, 2009) (the “Plan”), the Plan is hereby amended in the following respect only:

FIRST:  Section 2.4 of the Plan is hereby amended by restatement in its entirety to read as follows:

2.4           Cessation of Accruals.

(a)           Participation After December 31, 2007.  A Participant who is a Grandfathered Rule of 65 Employee as of December 31, 2007 shall continue to be a Participant under the Plan thereafter, subject to and in accordance with the terms of the Plan; provided, however, that if a Grandfathered Rule of 65 Employee has a Termination of Employment after December 31, 2007, such employee shall not be treated as a Grandfathered Rule of 65 Employee upon any later reemployment by a Participating Employer.  Any provision of the Plan to the contrary notwithstanding, no individual shall become an Eligible Employee on or after January 1, 2008 who was not an Eligible Employee on December 31, 2007 and, thus, there shall be no new Participants in the Plan on and after such date, and a Participant who is not a Grandfathered Rule of 65 Employee shall remain a Participant in the Plan after December 31, 2007 as long as he or she is entitled to receive a benefit under the Plan, but no additional benefit shall accrue for any Participant who is not a Grandfathered Rule of 65 Employee under the Plan after December 31, 2007, subject to the following:

(i)  the amount of benefit payable under the Plan after December 31, 2007 with respect to a Participant who is an Eligible Employee as of such date but who is not a Grandfathered Rule of 65 Employee shall be determined as if such Participant had a Termination of Employment effective as of December 31, 2007, provided, however, that any such Participant shall not be treated as having a Termination of Employment for purposes of determining whether he or she has attained Normal Retirement Age until his or her actual Termination of Employment and benefit payments shall not commence to any such Participant until payments would otherwise commence to such Participant under the terms of the Plan; and

(ii)  a Participant who is not a Grandfathered Rule of 65 Employee shall continue to be entitled to credit for Service after December 31, 2007 for purposes of determining whether such Participant has attained the required years of Service to vest in a benefit or to commence receiving a benefit prior to Normal Retirement Date, but not for purposes of the calculation of the amount of such benefit.

(b)           Participation After July 31, 2010.  Any provision of the Plan to the contrary notwithstanding, an individual who is a Participant in the Plan as of July 31, 2010 shall remain a Participant in the Plan after such date as long as he or she is entitled to receive a benefit under the Plan, but no additional benefit shall accrue for any Participant under the Plan after the Freeze Date, subject to the following:

(i)  the amount of benefit payable under the Plan after the Freeze Date with respect to any Participant shall be determined as if such Participant had a Termination of Employment effective as of the Freeze Date, provided, however, that any such Participant shall not be treated as having a Termination of Employment for purposes of determining whether he or she has attained Normal Retirement Age until his or her actual Termination of Employment and benefit payments shall not commence to any such Participant until payments would otherwise commence to such Participant under the terms of the Plan;

(ii)  a Participant shall continue to be entitled to credit for Service after the Freeze Date for purposes of determining whether such Participant has attained the required years of Service to vest in a benefit or to commence receiving a benefit prior to Normal Retirement Date, but not for purposes of the calculation of the amount of such benefit;

(iii)  with respect to a Participant who is a Grandfathered Rule of 65 Employee as of July 31, 2010 who has not incurred a Termination of Employment during the period beginning December 31, 2007 and ending July 31, 2010, the denominator of the fraction referenced in Section 4.3(a), if applicable to such Participant, shall be 25; and

(iv)  the “Freeze Date” shall mean July 31, 2010, except with respect to a Participant who is Grandfathered Rule of 65 Employee as of July 31, 2010 and who is a party to an employment agreement with the Company in effect as of such date that expressly provides for participation in the Plan, in which case the “Freeze Date” shall be the earlier of December 31, 2010 or the date on which the Participant incurs a Termination of Employment.

IN WITNESS WHEREOF, this Amendment has been executed this 17th day of July, 2010 to be effective as of July 31, 2010.

THE NEIMAN MARCUS GROUP, INC.

By:	/s/ Scott M. Seale
Title:	VP – Benefits